EXHIBIT 99.1

II-VI Incorporated Reports Fourth Quarter and Fiscal Year 2011 Earnings

PITTSBURGH, Aug. 2, 2011 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its fourth quarter and fiscal year ended June 30, 2011.

All per share data in this press release has been adjusted to account for the two-for-one split of the Company's common shares paid as a stock dividend to shareholders of record on June 3, 2011 and distributed on June 24, 2011.

On July 5, 2011, the Company announced that it had completed its acquisition of Aegis Lightwave, Inc. (Aegis). The results for the quarter and year ended June 30, 2011 do not include any operating results of Aegis, but do include certain Aegis transaction-related expenses. On December 7, 2010, the Company completed its acquisition of Max Levy Autograph, Inc. (MLA). Results for the quarter and year ended June 30, 2011 include the operating results of MLA since the acquisition date. On January 4, 2010, the Company completed its acquisition of Photop Technologies, Inc. (Photop). Company results include Photop's results for the quarter and year ended June 30, 2011.

Bookings for the quarter increased 4% to $131,177,000 compared to $125,985,000 in the fourth quarter of last fiscal year. Bookings for the fiscal year ended June 30, 2011 increased 34% to a record $520,238,000 from $387,595,000 for the same period last fiscal year. Included in bookings for the three and twelve months ended June 30, 2011 were approximately $24.1 million and $118.4 million, respectively, of bookings attributable to Photop. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 16% to a record $131,783,000 from $113,237,000 in the fourth quarter of last fiscal year. Revenues for the fiscal year ended June 30, 2011 increased 46% to a record $502,801,000 from $345,091,000. Included in revenues for the three and twelve months ended June 30, 2011 were approximately $28.5 million and $118.6 million, respectively, of revenues attributable to Photop.

Net earnings attributed to II-VI Incorporated for the quarter were $22,039,000 or $0.34 per share-diluted compared with net earnings of $15,977,000 or $0.25 per share-diluted in the fourth quarter of last fiscal year. For the fiscal year ended June 30, 2011, net earnings attributable to II-VI Incorporated were $82,682,000 or $1.30 per share-diluted compared to net earnings of $38,577,000 or $0.63 per share-diluted in the same period last fiscal year.

Francis J. Kramer, president and chief executive officer said, "We are pleased to report another quarter of solid operating performance led by our Infrared Optics (IR) business segment. IR bookings and revenues increased 30% and 31%, respectively, from the year-ago quarter due to growing strength in the global market for industrial lasers. The Company's Near-Infrared Optics segment experienced some softening in order inflows as inventory adjustments continued in telecommunications markets. Revenues outside the U.S. accounted for approximately 60% of total revenues for the quarter. As a result, our effective tax rate was lower than the year-ago period and reflects both higher profit contributions from, and tax incentives realized by, foreign operations."

Kramer continued, "For fiscal year 2011, revenues increased 46% while earnings more than doubled. During the year, we completed one acquisition, integrated a second and negotiated a third. After capital expenditures of approximately $41 million, we ended the year with a net cash position (cash minus debt) of $130.7 million – up 25% from June 30, 2010."

Kramer concluded, "As we enter fiscal year 2012, our order backlog stands at $176 million, our balance sheet is solid, and strategic capital investments at the majority of our manufacturing locations enable us to capitalize on the increasing demand for our products worldwide. We look forward to integrating MLA and Aegis, which we acquired in December 2010 and July 2011, respectively. We believe they have bright futures at II-VI as the synergies we share are realized. As a result of our achievements in fiscal year 2011, we are confident that II-VI Incorporated is positioned for another year of solid operating performance during fiscal year 2012."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended			Year Ended
	June 30,			June 30,
			%
			Increase			%
	2011	2010	(Decrease)	2011	2010	Increase

Bookings:
Infrared Optics	$ 52,915	$ 40,749	30%	$ 193,758	$ 139,386	39%
Near-Infrared Optics	32,716	46,217	(29)%	149,633	105,645	42%
Military & Materials	23,296	18,098	29%	92,026	79,045	16%
Compound Semiconductor Group	22,250	20,921	6%	84,821	63,519	34%
Total Bookings	$ 131,177	$ 125,985	4%	$ 520,238	$ 387,595	34%

Revenues:
Infrared Optics	$ 50,552	$ 38,571	31%	$ 180,827	$ 135,063	34%
Near-Infrared Optics	39,086	38,129	3%	159,803	88,499	81%
Military & Materials	21,505	19,023	13%	83,426	65,674	27%
Compound Semiconductor Group	20,640	17,514	18%	78,745	55,855	41%
Total Revenues	$ 131,783	$ 113,237	16%	$ 502,801	$ 345,091	46%

Segment Earnings:
Infrared Optics	$ 15,455	$ 7,691	101%	$ 46,187	$ 24,582	88%
Near-Infrared Optics	3,638	7,115	(49)%	24,113	12,304	96%
Military & Materials	3,483	3,584	(3)%	15,255	9,307	64%
Compound Semiconductor Group	3,180	3,068	4%	13,220	5,488	141%
Total Segment Earnings	$ 25,756	$ 21,458	20%	$ 98,775	$ 51,681	91%

Outlook

For the first fiscal quarter ending September 30, 2011, the Company currently forecasts revenues to range from $136 million to $142 million and earnings per share to range from $0.30 to $0.33. Comparable results for the quarter ended September 30, 2010 were revenues of $120.1 million and earnings per share of $0.29. For the fiscal year ending June 30, 2012, the Company expects revenues to range from $595 million to $615 million and earnings per share to range from $1.43 to $1.52. Results for the year ended June 30, 2011 were revenues of $502.8 million and earnings per share of $1.30.  As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, August 2, 2011 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/3kvvyjs. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers.

In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments, and laser gain materials and products for solid-state YAG and YLF lasers.  Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. Aegis Lightwave, Inc. (Aegis) manufactures tunable optical devices required for high speed optical networks that provide the bandwidth expansion necessary for increasing internet traffic. In addition, through its Australian subsidiary, AOFR, Aegis also manufacturers fused fiber components, including those required for fiber lasers used in material processing applications, as well optical couplers used primarily in the telecom markets.

In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of Electro-Magnetic Interference.

In the Company's Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company's ability to devise and execute strategies to respond to market conditions; and/or (vii) the failure of the United States to increase the federal debt ceiling could impact the ability of agencies of the federal government to satisfy their payment obligations to the Company and could impact new orders from agencies of the federal government; a material delay in legislation increasing the debt ceiling could have a material adverse effect on our results of operations and cash flows.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues
Net sales:
Domestic	$ 52,131	$ 49,897	$ 193,892	$ 165,518
International	76,922	60,085	298,665	169,730
	129,053	109,982	492,557	335,248
Contract research and development	2,730	3,255	10,244	9,843
Total Revenues	131,783	113,237	502,801	345,091

Costs, Expenses and Other Expense (Income)
Cost of goods sold	74,967	65,195	288,096	203,535
Contract research and development	2,037	2,471	7,806	6,957
Internal research and development	4,984	3,846	16,079	11,806
Selling, general and administrative	24,039	20,267	92,045	71,112
Interest expense	14	43	103	87
Other expense (income), net	(57)	327	(3,090)	277
Total Costs, Expenses, and Other Expense (Income)	105,984	92,149	401,039	293,774

Earnings Before Income Taxes	25,799	21,088	101,762	51,317

Income Taxes	3,633	4,874	18,744	12,582

Net Earnings	22,166	16,214	83,018	38,735
Less: Net Earnings Attributable to Noncontrolling Interests	127	237	336	158
Net Earnings Attributable to II-VI Incorporated	$ 22,039	$ 15,977	$ 82,682	$ 38,577
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.34	$ 0.25	$ 1.30	$ 0.63
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.35	$ 0.26	$ 1.33	$ 0.64

Average Shares Outstanding - Diluted	64,116	63,068	63,612	61,504
Average Shares Outstanding - Basic	62,607	61,640	62,211	60,304

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
($000)
	June 30,	June 30,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$ 149,460	$ 108,026
Accounts receivable	90,606	78,624
Inventories	126,430	81,397
Deferred income taxes	8,215	5,382
Prepaid and refundable income taxes	8,606	4,294
Prepaid and other current assets	12,223	10,547
Total Current Assets	395,540	288,270
Property, plant & equipment, net	138,135	117,937
Goodwill	64,262	56,088
Other intangible assets, net	28,732	24,995
Investments	15,458	15,269
Deferred income taxes	3	3,029
Other assets	5,072	3,393
Total Assets	$ 647,202	$ 508,981

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 25,065	$ 21,347
Accruals and other current liabilities	62,173	51,838
Current maturities of long-term debt	3,729	--
Total Current Liabilities	90,967	73,185
Long-term debt	15,000	3,384
Deferred income taxes	6,641	6,195
Other liabilities	11,493	15,357
Total Liabilities	124,101	98,121

Total II-VI Incorporated Shareholders' Equity	522,374	410,353
Noncontrolling Interests	727	507
Total Shareholders' Equity	523,101	410,860
Total Liabilities and Shareholders' Equity	$ 647,202	$ 508,981

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)	Year Ended
	June 30,
	2011	2010
Net cash provided by operating activities	73,494	72,420

Cash Flows from Investing Activities
Additions to property, plant and equipment	(40,859)	(13,837)
Purchase of businesses, net of cash acquired	(12,813)	(45,600)
Investment in unconsolidated business	(1,180)	(4,814)
Proceeds from collection of note receivable	2,000	--
Payment on deferred purchase price	--	(997)
Other investing activities	360	186
Net cash used in investing activities	(52,492)	(65,062)

Cash Flows from Financing Activities	15,000	--
Proceeds from long-term borrowings
Proceeds from exercises of stock options	6,206	2,611
Excess tax benefits from share-based compensation expense	4,053	976
Payments on earn-out arrangement	(6,000)	--
Payments of deferred financing costs	(105)	--
Payments on long-term borrowings	--	(558)
Net cash provided by financing activities	19,154	3,029

Effect of exchange rate changes on cash and cash equivalents	1,278	1,709

Net increase in cash and cash equivalents	41,434	12,096

Cash and Cash Equivalents at Beginning of Period	108,026	95,930
Cash and Cash Equivalents at End of Period	$ 149,460	$ 108,026

II-VI Incorporated and Subsidiaries
Other Selected Financial Information
($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.
Other Selected Financial Information

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010

EBITDA	$ 33,707	$ 27,700	$ 130,311	$ 72,443
Cash paid for capital expenditures	$ 12,003	$ 4,453	$ 40,859	$ 13,837
Net payments (borrowing) on indebtedness	$ (15,000)	--	$ (15,000)	$ 558
Share-based compensation expense, pre-tax	$ 1,821	$ 3,189	$ 10,044	$ 10,057

Reconciliation of Segment	Three Months Ended		Year Ended
Earnings and EBITDA to Net Earnings	June 30,		June 30,
	2011	2010	2011	2010

Total Segment Earnings	$ 25,756	$ 21,458	$ 98,775	$ 51,681
Interest expense	14	43	103	87
Other expense (income), net	(57)	327	(3,090)	277
Income taxes	3,633	4,874	18,744	12,582
Net earnings	$ 22,166	$ 16,214	$ 83,018	$ 38,735

EBITDA	$ 33,707	$ 27,700	$ 130,311	$ 72,443
Interest expense	14	43	103	87
Depreciation and amortization	7,894	6,569	28,446	21,039
Income taxes	3,633	4,874	18,744	12,582
Net earnings	$ 22,166	$ 16,214	$ 83,018	$ 38,735
CONTACT: Craig A. Creaturo
         Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com
         Homepage:  www.ii-vi.com